SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report:  May 3, 2011
(Date of Earliest Event Reported)

Akorn, Inc.
(Exact Name of Registrant as Specified in its Charter)

Louisiana	001-32360	72-0717400
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1925 W. Field Court, Suite 300
Lake Forest, Illinois  60045
(Address of principal executive offices)
(847) 279-6100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[  ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On May 3, 2011, Akorn, Inc. (“Akorn”, or the “Company”) entered into a Share Purchase Agreement (the “SPA”) by and among Akorn, Inc., AVR Business Trust, Advanced Vision Research, Inc., and Advanced Vision Pharmaceuticals, LLC, and the Shareholders of AVR Business Trust (collectively, the “Sellers”) and, pursuant thereto, purchased of all of the outstanding shares of stock of Advanced Vision Research, Inc. (“AVR”) for $26.0 million in cash.  The purchase price is subject to adjustment based on a working capital guarantee contained in the SPA.  In addition, Akorn has agreed to reimburse the Sellers for any incremental income tax expense they should incur related to the parties making an Internal Revenue Code Section 338(h)(10) election.  The SPA contains representations and warranties customary for an agreement of this type.

AVR markets a line of over-the-counter eye care products under the TheraTears® brand name, generating annual sales of approximately $20 million.  Akorn has been a contract manufacturer of certain TheraTears® products since 2008, having generated revenues of $1.6 million, $1.2 million and $2.1 million in 2008, 2009 and 2010, respectively, from the sale of TheraTears® products to AVR.

The foregoing description of the material terms of the SPA is qualified in its entirety by reference to the full text of the SPA, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The SPA was filed to provide investors and security holders with information regarding the terms, provisions, conditions, and covenants of that agreement and is not intended to provide any other factual information respecting the Company or its subsidiaries. In particular, the SPA contains representations and warranties made to and solely for the benefit of the parties thereto, allocating among themselves various risks of the transactions. The assertions embodied in those representations and warranties are qualified or modified by information in disclosure schedules that the parties exchanged upon execution of the SPA. Moreover, information concerning the subject matter of the representations and warranties may have changed after the date of the SPA, which subsequent information may or may not be fully reflected in our public disclosures. Security holders are not third-party beneficiaries under the SPA and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or its subsidiaries.

Item 2.01                      Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

On May 3, 2011, Akorn purchased all of the outstanding shares of stock of AVR for $26.0 million in cash on hand.  The purchase price represents approximately 23.4% of the total assets of Akorn as of December 31, 2010.  Accordingly, the acquisition of AVR represents a significant acquisition for Akorn, requiring the Company to provide historical financial statements for AVR and pro forma financial statements showing the impact of the acquisition on the Company’s financial statements.

The financial statements of AVR and the pro forma financial information required to be filed regarding this acquisition are not available at this time, but will be provided within 71 calendar days following the date of this filing.

Item 9.01                      Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The financial statements required by this item with respect to the SPA will be filed by amendment to this Report no later than 71 calendar days after the date on which this Report was required to be filed pursuant to Item 2.01.

(b) Pro forma Financial Information.

The pro forma financial information required by this item with respect to the SPA will be filed by amendment to this Report no later than 71 calendar days after the date on which this Report was required to be filed pursuant to Item 2.01.

(d) Exhibits.

Exhibit No.                      Description

10.1
Share Purchase Agreement, dated May 3, 2011, by and among Akorn, Inc., AVR Business Trust, Advanced Vision Research, Inc., Advanced Vision Pharmaceuticals, LLC, and the Shareholders of AVR Business Trust.*

* The schedules and exhibits to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of such schedules and exhibits to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Akorn, Inc.

By:	/s/ Timothy A. Dick
Timothy A. Dick
Chief Financial Officer

Date:  May 9, 2011